UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2005

PUBLIC COMPANY MANAGEMENT CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-50098	88-0493734
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5770 El Camino Road, Las Vegas, Nevada 89118

(Address of principal executive offices)     (Zip Code)

Registrant's telephone number, including area code (702) 222-9076

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

On May 20, 2005, Public Company Management Corporation (the "Registrant") announced record quarterly revenue of $714,111, representing a 343% increase over the same period of the prior year. The revenue resulted from nine (9) new contracts, a 200% new client growth rate from the same period last year.  During the second quarter 2005 ended March 31, 2005, net income from operations moved into the positive, with the Registrant reporting $127,522 compared to an operating loss of $74,028 in the comparable period last year.  However, largely due to unrealized losses of security holdings, the Registrant reported a net loss of $325,235 for the quarter.

As of March 31, 2005, Registrant had net working capital of $1,731,281, consisting of $1,544,381 in cash and marketable securities, $1,081,035 in accounts and notes receivable (net of allowance for uncollectability) and $1,025,782 in current liabilities.  The Registrant does not anticipate any requirement for additional working capital in the next 12 months.

Since March 31, 2005, the Registrant has signed an additional two contracts to provide consulting services relating to becoming public companies and have made significant progress under contracts signed in previous periods.

The full quarterly report is available at http://www.sec.gov or can be found at this link: http://www.sec.gov/Archives/edgar/data/1141964/000113902005000188/pubc_10qsb033105i.htm

A copy of the press release is attached hereto as Exhibit 99.

Item 9.01  Financial Statements and Exhibits

Exhibit No.	Description

99	Press Release

Signatures

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Public Company Management Corporation

May 23, 2005

/s/ Stephen Brock

Stephen Brock

Chief Executive Officer